Exhibit 10.1

June   , 2011

Employee Name

Via Hand Delivery:

Dear       :

The Universal Technical Institute, Inc. (“UTI”) Board of Directors has approved a special [bonus and/or grant of stock] to you on the terms set forth in this letter. This special [bonus and/or grant of stock] is being given to you [to recognize your efforts] and/or [to continue to motivate and retain you] during this particularly difficult regulatory environment which effects UTI and others in the proprietary education industry.

Under the terms of this special [bonus and/or grant of stock] you and UTI agree:

1.	You will remain in your current position with the duties and obligations that you currently hold and such other duties and/or positions as may be assigned to you by your supervisor from time to time. You will continue to use your best efforts in your position and to satisfactorily perform your duties and responsibilities.

2.	If you remain employed by UTI through the date(s) listed below and are in Good Standing as defined below, UTI agrees to pay to you the following [bonus/grant]:

[Retention dates and bonus/grant]

The awards listed above are gross amounts and do not include deductions for taxes or any other appropriate payroll deductions.

3.	In order to receive the [bonus/grant] provided in this agreement, you must be in “Good Standing” and be actively employed and not on a leave as of the dates listed for the bonus or grant. “Good Standing” means that you have not received a demotion, a Performance Advisement, improvement or coaching plan, Final Warning or other written disciplinary or coaching document within six (6) months prior to the scheduled payout or grant dates. Further, in order to receive the [bonus/grant] provided, you must be performing in a satisfactory manner as determined by your supervisor, at his or her discretion.

4. The terms of this letter are in addition to any other agreements you may have with the Company.

5.	This is not a guarantee or contract of employment and is designed only to provide additional compensation to you in the event you are employed by UTI until at least the dates set forth above. You remain an employee “at will” and you may be terminated by UTI at any time, for any reason, with or without notice. UTI reserves the right to change your pay at any time. You may also voluntarily end your employment with UTI at any time but will not receive the bonus and/or grants provided in this agreement. In the event you are terminated due to poor performance, misconduct or any other involuntary reason, you will not be entitled to any of the payments and/or grants described herein.

6. In further consideration of the Company’s promises to you in this letter, you also agree to maintain in strictest confidence the terms and existence of this agreement. In the event you breach this confidentiality provision, UTI shall be excused from further performing any of its obligations described in this agreement.

If you agree to the terms set forth in this letter, please sign below and return this letter to me. I have enclosed a copy of this letter for your files. We look forward to working with you in the coming months and appreciate your service to UTI.

Sincerely,

AGREED:

Employee Name

Date: